                                  APPENDIX
                                  --------



Explanatory Note: The Motorola Omnibus Incentive Plan of 2000 is filed herewith pursuant to Instruction 3 to Item 10 of Schedule 14A and is not part of the proxy statement.


--------------------------------------------------------------------------------


                             THE MOTOROLA OMNIBUS


                            INCENTIVE PLAN OF 2000

                               TABLE OF CONTENTS

                                                           Page

                1.   Purpose...............................  1

                2.   Administration........................  1

                3.   Participants..........................  1

                4.   Shares Available under the Plan.......  1

                5.   Types of Benefits.....................  2

                6.   Stock Options.........................  2

                7.   Stock Appreciation Rights.............  2

                8.   Restricted Stock......................  3

                9.   Performance Stock.....................  3

                10.  Performance Units.....................  3

                11.  Annual Management Incentive Awards....  4

                12.  Other Stock or Cash Awards............  4

                13.  Performance Goals.....................  4

                14.  Change in Control.....................  4

                15.  Adjustment Provisions.................  5

                16.  Nontransferability....................  6

                17.  Taxes.................................  6

                18.  Duration, Amendment and Termination...  6

                19.  Fair Market Value.....................  7

                20.  Other Provisions......................  7

                21.  Governing Law.........................  7

                22.  Stockholder Approval..................  7

                             THE MOTOROLA OMNIBUS

                            INCENTIVE PLAN OF 2000



     1. Purpose. The purposes of the Motorola Omnibus Incentive Plan of 2000 (the "Plan") are (i) to encourage outstanding individuals to accept or continue employment with Motorola, Inc. ("Motorola") and its subsidiaries or to serve as directors of Motorola, and (ii) to furnish maximum incentive to those persons to improve operations and increase profits and to strengthen the mutuality of interest between those persons and Motorola's stockholders by providing them stock options and other stock and cash incentives.

     2. Administration. The Plan will be administered by a Committee (the "Committee") of the Motorola Board of Directors consisting of two or more directors as the Board may designate from time to time, each of whom shall qualify as a "Non-Employee Director" within the meaning set forth in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act") or any successor legislation. The Committee shall have the authority to construe and interpret the Plan and any benefits granted thereunder, to establish and amend rules for Plan administration, to change the terms and conditions of options and other benefits at or after grant, and to make all other determinations which it deems necessary or advisable for the administration of the Plan. The determinations of the Committee shall be made in accordance with their judgment as to the best interests of Motorola and its stockholders and in accordance with the purposes of the Plan. A majority of the members of the Committee shall constitute a quorum, and all determinations of the Committee shall be made by a majority of its members. Any determination of the Committee under the Plan may be made without notice or meeting of the Committee, in writing signed by all the Committee members. The Committee may delegate the administration of the Plan, in whole or in part, on such terms and conditions as it may impose, to such other person or persons as it may determine in its discretion, except with respect to benefits to officers subject to
Section 16 of the Exchange Act or officers who are or may be "covered employees" within the meaning of Section 162(m) of the Internal Revenue Code ("Covered Employees").

     3. Participants. Participants may consist of all employees of Motorola and its subsidiaries and all Non-Employee Directors of Motorola. Any corporation or other entity in which a 50% or greater interest is at the time directly or indirectly owned by Motorola shall be a subsidiary for purposes of the Plan. Designation of a participant in any year shall not require the Committee to designate that person to receive a benefit in any other year or to receive the same type or amount of benefit as granted to the participant in any other year or as granted to any other participant in any year. The Committee shall consider all factors which it deems relevant in selecting participants and in determining the type and amount of their respective benefits.

     4. Shares Available under the Plan. There is hereby reserved for issuance under the Plan an aggregate of 35,700,000 shares of Motorola common stock. If there is a lapse, expiration, termination or cancellation of any stock option issued under the Plan prior to the issuance of shares thereunder or if shares of common stock are issued under the Plan and thereafter are reacquired by Motorola, the shares subject to those options and the reacquired shares shall be added to the shares available for benefits under the Plan. In addition, any shares of common stock exchanged by an optionee as full or partial payment to Motorola of the exercise price under any stock option exercised under the Plan, any shares retained by Motorola pursuant to a participant's tax withholding election, and any shares covered by a benefit which is settled in cash shall be added to the shares available for benefits under the Plan. All shares issued under the Plan may be either authorized and unissued shares or issued shares reacquired by Motorola. Under the Plan, no participant may receive in any calendar year (i) Stock Options relating to more than 1,000,000 shares,
(ii) Restricted Stock that is subject to the attainment of Performance Goals of
Section 13 hereof relating to more than 100,000 shares, (iii) Stock Appreciation Rights relating to more than 1,000,000 shares, or (iv) Performance Shares relating to more than 100,000 shares. The shares reserved for issuance and the limitations set forth above shall be subject to adjustment in accordance with
Section 15 hereof. All of the available shares may, but need not, be issued pursuant to the exercise of incentive stock options. Notwithstanding anything else contained in this Section 4 the number of shares which may be issued under the Plan for benefits other than stock options shall not exceed a total of 3,000,000 shares (subject to adjustment in accordance with Section 15 hereof).

     5. Types of Benefits. Benefits under the Plan shall consist of Stock Options, Stock Appreciation Rights, Restricted Stock, Performance Stock, Performance Units, Annual Management Incentive Awards and Other Stock or Cash Awards, all as described below.

     6. Stock Options. Subject to the terms of the Plan, Stock Options may be granted to participants, at any time as determined by the Committee. The Committee shall determine the number of shares subject to each option and whether the option is an Incentive Stock Option. The option price for each option shall be determined by the Committee but shall not be less than 100% of the fair market value of Motorola's common stock on the date the option is granted. Each option shall expire at such time as the Committee shall determine at the time of grant. Options shall be exercisable at such time and subject to such terms and conditions as the Committee shall determine; provided, however, that no option shall be exercisable later than the tenth anniversary of its grant. The option price, upon exercise of any option, shall be payable to Motorola in full by (a) cash payment or its equivalent, (b) tendering previously acquired shares (held for at least six months) having a fair market value at the time of exercise equal to the option price, (c) certification of ownership of such previously-acquired shares, (d) delivery of a properly executed exercise notice, together with irrevocable instructions to a broker to promptly deliver to Motorola the amount of sale proceeds from the option shares or loan proceeds to pay the exercise price and any withholding taxes due to Motorola, and (e) such other methods of payment as the Committee, at its discretion, deems appropriate. In no event shall the Committee cancel any outstanding Stock Option for the purpose of reissuing the option to the participant at a lower exercise price or reduce the option price of an outstanding option.

     7. Stock Appreciation Rights. Subject to the terms of the Plan, Stock Appreciation Rights ("SARs") may be granted to participants at any time as determined by the Committee. An SAR may be granted in tandem with a Stock Option granted under this Plan or on a free-standing basis. The grant price of a tandem SAR shall be equal to the option price of the related option. The grant price of a free-standing SAR shall be equal to the fair market value of Motorola's common stock on the date of its grant. An SAR may be exercised upon such terms and conditions and for the term as the Committee in its sole discretion determines; provided, however, that the term shall not exceed the option term in the case of a tandem SAR or ten years in the case of a free standing SAR. Upon exercise of an SAR, the participant shall be entitled to receive payment from Motorola in cash or stock, at the discretion of the Committee, in an amount determined by multiplying the excess of the fair market value of a share of common stock on the date of exercise over the grant price of the SAR by the number of shares with respect to which the SAR is exercised.

     8. Restricted Stock. Subject to the terms of the Plan, Restricted Stock may be awarded or sold to participants under such terms and conditions as shall be established by the Committee. Restricted Stock shall be subject to such restrictions as the Committee determines, including, without limitation, any of the following:

          (a) a prohibition against sale, assignment, transfer, pledge, hypothecation or other encumbrance of the shares of Restricted Stock for a specified period; or

          (b) a requirement that the holder of Restricted Stock forfeit (or in the case of shares sold to the participant resell to Motorola at cost) such shares in the event of termination of employment during the period of restriction.

All restrictions shall expire at such times as the Committee shall specify.

     9. Performance Stock. Subject to the terms of the Plan, the Committee shall designate the participants to whom long-term performance stock ("Performance Stock") is to be awarded and determine the number of shares, the length of the performance period and the other terms and conditions of each such award. Each award of Performance Stock shall entitle the participant to a payment in the form of shares of common stock upon the attainment of performance goals and other terms and conditions specified by the Committee.

          Notwithstanding satisfaction of any performance goals, the number of shares issued under a Performance Stock award may be adjusted by the Committee on the basis of such further consideration as the Committee in its sole discretion shall determine. However, the Committee may not, in any event, increase the number of shares earned upon satisfaction of any performance goal by any participant who is a Covered Employee. The Committee may, in its discretion, make a cash payment equal to the fair market value of shares of common stock otherwise required to be issued to a participant pursuant to a Performance Stock award.

     10. Performance Units. Subject to the terms of the Plan, the Committee shall designate the participants to whom long-term performance units ("Performance Units") are to be awarded and determine the number of units and the terms and conditions of each such award. Each Performance Unit award shall entitle the participant to a payment in cash upon the attainment of performance goals and other terms and conditions specified by the Committee.

          Notwithstanding the satisfaction of any performance goals, the amount to be paid under a Performance Unit award may be adjusted by the Committee on the basis of such further consideration as the Committee in its sole discretion shall determine. However, the Committee may not, in any event, increase the amount earned under Performance Unit awards upon satisfaction of any performance goal by any participant who is a Covered Employee and the maximum amount earned by a Covered Employee in any calendar year may not exceed $5,000,000. The Committee may, in its discretion, substitute actual shares of common stock for the cash payment otherwise required to be made to a participant pursuant to a Performance Unit award.

     11. Annual Management Incentive Awards. The Committee may designate Motorola executive officers who are eligible to receive a monetary payment in any calendar year based on a percentage of an incentive pool equal to 5% of Motorola's consolidated operating earnings for the calendar year. The Committee shall allocate an incentive pool percentage to each designated participant for each calendar year. In no event may the incentive pool percentage for any one participant exceed 30% of the total pool. Consolidated operating earnings shall mean the consolidated earnings before income taxes of the Company, computed in accordance with generally accepted accounting principles, but shall exclude the effects of Extraordinary Items. Extraordinary Items shall mean (i) extraordinary, unusual and/or non-recurring items of gain or loss (ii) gains or losses on the disposition of a business, (iii) changes in tax or accounting regulations or laws, or (iv) the effect of a merger or acquisition, all of which must be identified in the audited financial statements, including footnotes, or the Management Discussion and Analysis section of the Company's annual report.

          As soon as possible after the determination of the incentive pool for a Plan year, the Committee shall calculate the participant's allocated portion of the incentive pool based upon the percentage established at the beginning of the calendar year. The participant's incentive award then shall be determined by the Committee based on the participant's allocated portion of the incentive pool subject to adjustment in the sole discretion of the Committee. In no event may the portion of the incentive pool allocated to a participant who is a Covered Employee be increased in any way, including as a result of the reduction of any other participant's allocated portion.

     12. Other Stock or Cash Awards. In addition to the incentives described in sections 6 through 11 above, and subject to the terms of the Plan, the Committee may grant other incentives payable in cash or in common stock under the Plan as it determines to be in the best interests of Motorola and subject to such other terms and conditions as it deems appropriate.

     13. Performance Goals. Awards of Restricted Stock, Performance Stock, Performance Units and other incentives under the Plan may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Internal Revenue Code, including, but not limited to, cash flow; cost; ratio of debt to debt plus equity; profit before tax; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings per share; operating earnings; economic value added; ratio of operating earnings to capital spending; free cash flow; net profit; net sales; price of Company Stock; return on net assets, equity or stockholders' equity; market share; or total return to shareholders ("Performance Criteria"). Any Performance Criteria may be used to measure the performance of the Company as a whole or any business unit of the Company. Any Performance Criteria may include or exclude Extraordinary Items. Performance Criteria shall be calculated in accordance with the Company's financial statements, generally accepted accounting principles, or under a methodology established by the Committee prior to the issuance of an award which is consistently applied and identified in the audited financial statements, including footnotes, or the Management Discussion and Analysis section of the Company's annual report. However, the Committee may not in any event increase the amount of compensation payable to a Covered Employee upon the attainment of a performance goal.

     14. Change in Control. Except as otherwise determined by the Committee at the time of grant of an award, upon a Change in Control of Motorola, all outstanding Stock Options and SARs shall become vested and exercisable; all restrictions on Restricted Stock shall lapse; all performance goals shall be deemed achieved at target levels and all other terms and conditions met; all Performance Stock shall be delivered; all Performance Units shall be paid out as promptly as practicable; all Annual Management Incentive Awards shall be paid out based on the consolidated operating earnings of the immediately preceding year or such other method of payment as may be determined by the Committee at the time of award or thereafter but prior to the Change in Control; and all Other Stock or Cash Awards shall be delivered or paid. A "Change in Control" shall mean:

                 A Change in Control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act whether or not Motorola is then subject to such reporting requirement; provided that, without limitation, such a Change in Control shall be deemed to have occurred if (a) any "person" or "group" (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Motorola representing 20% or more of the combined voting power of Motorola's then outstanding securities (other than Motorola or any employee benefit plan of Motorola; and, for purposes of the Plan, no Change in Control shall be deemed to have occurred as a result of the "beneficial ownership," or changes therein, of Motorola's securities by either of the foregoing), (b) there shall be consummated (i) any consolidation or merger of Motorola in which Motorola is not the surviving or continuing corporation or pursuant to which shares of common stock would be converted into or exchanged for cash, securities or other property, other than a merger of Motorola in which the holders of common stock immediately prior to the merger have, directly or indirectly, at least a 65% ownership interest in the outstanding common stock of the surviving corporation immediately after the merger, or (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of Motorola other than any such transaction with entities in which the holders of Motorola Common Stock, directly or indirectly, have at least a 65% ownership interest, (c) the stockholders of Motorola approve any plan or proposal for the liquidation or dissolution of Motorola, or (d) as the result of, or in connection with, any cash tender offer, exchange offer, merger or other business combination, sale of assets, proxy or consent solicitation (other than by the Board), contested election or substantial stock accumulation (a "Control Transaction"), the members of the Board immediately prior to the first public announcement relating to such Control Transaction shall thereafter cease to constitute a majority of the Board

     15.  Adjustment Provisions.

          (a) If Motorola shall at any time change the number of issued shares of common stock by stock dividend or stock split, the total number of shares reserved for issuance under the Plan, the maximum number of shares which may be made subject to an award in any calendar year, and the number of shares covered by each outstanding award and the price therefor, if any, shall be equitably adjusted by the Committee, in its sole discretion.

          (b) Subject to the provisions of Section 14, without affecting the number of shares reserved or available hereunder the Board of Directors or the Committee may authorize the issuance or assumption of benefits under this Plan in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate.

          (c) In the event of any merger, consolidation or reorganization of Motorola with or into another corporation, other than a merger, consolidation or reorganization in which Motorola is the continuing corporation and which does not result in the outstanding common stock being converted into or exchanged for different securities, cash or other property, or any combination thereof, there shall be substituted, on an equitable basis as determined by the Committee in its discretion, for each share of common stock then subject to a benefit granted under the Plan, the number and kind of shares of stock, other securities, cash or other property to which holders of common stock of Motorola will be entitled pursuant to the transaction.

     16. Nontransferability. Each benefit granted under the Plan shall not be transferable otherwise than by will or the laws of descent and distribution and each Stock Option and SAR shall be exercisable during the participant's lifetime only by the participant or, in the event of disability, by the participant's personal representative. In the event of the death of a participant, exercise of any benefit or payment with respect to any benefit shall be made only by or to the executor or administrator of the estate of the deceased participant or the person or persons to whom the deceased participant's rights under the benefit shall pass by will or the laws of descent and distribution. Notwithstanding the foregoing, at its discretion, the Committee may permit the transfer of a Stock Option by the participant, subject to such terms and conditions as may be established by the Committee.

     17. Taxes. Motorola shall be entitled to withhold the amount of any tax attributable to any amounts payable or shares deliverable under the Plan, after giving the person entitled to receive such payment or delivery notice and Motorola may defer making payment or delivery as to any award, if any such tax is payable until indemnified to its satisfaction. The Committee may, in its discretion, subject to such rules as it may adopt, permit a participant to pay all or a portion of any required withholding taxes arising in connection with the exercise of a Stock Option or SAR or the receipt or vesting of shares hereunder by electing to have Motorola withhold shares of common stock, having a fair market value equal to the amount to be withheld.

     18. Duration, Amendment and Termination. No Incentive Stock Option shall be granted more than ten years after the date of adoption of this Plan by the Board of Directors; provided, however, that the terms and conditions applicable to any benefit granted on or before such date may thereafter be amended or modified by mutual agreement between Motorola and the participant, or such other person as may then have an interest therein. The Board of Directors or the Committee may amend the Plan from time to time or terminate the Plan at any time. However, no such action shall reduce the amount of any existing award or change the terms and conditions thereof without the participant's consent. No amendment of the Plan shall be made without stockholder approval if stockholder approval is required by law, regulation, or stock exchange rule.

     19. Fair Market Value. The fair market value of Motorola's common stock at any time shall be determined in such manner as the Committee may deem equitable, or as required by applicable law or regulation.

     20.  Other Provisions.

          (a) The award of any benefit under the Plan may also be subject to other provisions (whether or not applicable to the benefit awarded to any other participant) as the Committee determines appropriate, including provisions intended to comply with federal or state securities laws and stock exchange requirements, understandings or conditions as to the participant's employment, requirements or inducements for continued ownership of common stock after exercise or vesting of benefits, forfeiture of awards in the event of termination of employment shortly after exercise or vesting, or breach of noncompetition or confidentiality agreements following termination of employment, or provisions permitting the deferral of the receipt of a benefit for such period and upon such terms as the Committee shall determine.

          (b) In the event any benefit under this Plan is granted to an employee who is employed or providing services outside the United States and who is not compensated from a payroll maintained in the United States, the Committee may, in its sole discretion, modify the provisions of the Plan as they pertain to such individuals to comply with applicable law, regulation or accounting rules.

     21. Governing Law. The Plan and any actions taken in connection herewith shall be governed by and construed in accordance with the laws of the state of Delaware (without regard to applicable Delaware principles of conflict of laws).

     22. Stockholder Approval. The Plan was adopted by the Board of Directors on February 29, 2000, subject to stockholder approval. The Plan and any benefits granted thereunder shall be null and void if stockholder approval is not obtained at the next annual meeting of stockholders.